EXHIBIT 99

LEVI                                1155 Battery Street, San Francisco, CA 94111
STRAUSS
  & Co.
  NEWS


                                           Contact:          LS&CO. Media Center
                                                             1-800-354-7678


                LEVI STRAUSS & CO. NAMES SIX U.S. PLANTS TO CLOSE

                Company Continues Shift to Product and Marketing
                     Focus as Business Turnaround Progresses

SAN FRANCISCO (APRIL 8, 2002) -- Levi Strauss & Co. today named six U.S. manufacturing plants that will shut down this year as part of a previously announced shift away from owned-and-operated manufacturing. In January, the company said it planned to continue the change it began in the United States in 1999 to focus more on being a marketing and product-driven organization rather than a manufacturer.

"This is a painful but necessary business decision," said Philip Marineau, chief executive officer. "There is no question that we must move away from owned-and-operated plants in the U.S. to remain competitive in our industry. At the same time, we know how hard this can be on our employees and their local communities. To help ease the transition, we are prepared to provide a comprehensive benefits package for our employees that is well above industry norms. And we will offer support to the communities through grants from our Levi Strauss Foundation.

"Our employees have done a tremendous job. These closures are not a reflection on their performance. We are very grateful for their hard work and dedication," said Marineau.


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LS&CO. Closes Plants/Add One
April 8, 2002


To ensure a smooth transition of production to contract manufacturing, the plants will close in three phases:

PHASE 1 (PLANTS EXPECTED TO CLOSE BY THE END OF JUNE 2002):

o        Blue Ridge, GA

o        Valencia Street plant, San Francisco, CA

PHASE 2 (PLANTS EXPECTED TO CLOSE IN AUGUST 2002):

o        Brownsville, TX

o        San Benito, TX

PHASE 3 (PLANTS EXPECTED TO CLOSE IN OCTOBER 2002):

o        Powell, TN

o        Kastrin plant, El Paso, TX

Approximately 3,300 employees, or 20 percent of Levi Strauss & Co. employees worldwide, will be laid off as a result of the closures. The company's two remaining U.S. owned-and-operated manufacturing facilities -- a sewing plant and a finishing center in San Antonio, Texas -- will continue to operate, providing the company with quick response capabilities and finishing innovation. However, the company expects to reduce the workforce at the finishing center by approximately 300 positions, as a result of a decrease in work due to the closure of the sewing plants.

An employee separation package has been negotiated with the United Food and Commercial Workers (UFCW), which represents workers at the Powell and Valencia Street plants. The package includes up to two weeks of severance per year of service, enhancements to the company pension plan, extended medical coverage and various transition support services.

Negotiations on the final details of an employee separation package are still in progress with the Union of Needletrades Industrial and Textile Employees (UNITE), which represents the other four closing facilities, but are expected to be completed as soon as possible.


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


LS&CO. Closes Plants/Add Two
April 8, 2002


The Levi Strauss Foundation has established a $2.8 million Community Transition Fund to provide grants that will help U.S. plant communities respond effectively to the needs of displaced workers and strengthen the local economic base.

Marineau continued, "These plant closures will contribute to the ongoing progress of our business turnaround. Outsourcing production supports a more variable cost structure, helps us maintain strong margins and enables us to invest more resources in product, marketing and retail initiatives. As we use more contractors, we will continue to adhere to our high standards for safe and healthy workplace conditions for people making our products anywhere in the world."

Levi Strauss & Co. is one of the world's largest brand-name apparel marketers with 2001 sales of $4.3 billion. The company manufactures and markets branded jeans and casual sportswear under the Levi's(R)and Dockers(R)brands.

                                      # # #

This news release includes forward-looking statements about the impact of plant closures on our competitiveness, our ability to provide quick response and finishing innovation, transition to contract manufacturing, union negotiations, workforce reduction, cost structure, margins, resources and working conditions. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. When used in this discussion, the words "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

These forward-looking statements and the discussion are subject to risks and uncertainties including, without limitation, risks related to our supply chain executional performance; ongoing competitive pressures in the apparel industry; trade restrictions; union negotiations; political or financial instability in countries where our products are manufactured; dependence on key suppliers; and other risks detailed in our annual report on Form 10-K, registration statements and other filings with the Securities and Exchange Commission. Our actual results might differ materially from historical performance or current expectations. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.